Exhibit 99.1

First Quarter Report
Quarter ended March 31, 2011

Argenta in San Francisco, California—Joint venture owned community.

First Quarter Overview

• Financial performance of the portfolio continued to improve.

• Consolidated rental revenue grew to approximately $12.4 million in the first quarter of 2011, compared to $5.2 million in the first quarter of 2010.

•

Revenues from unconsolidated joint ventures (all from the REIT’s co-investment arrangements with PGGM) increased to $26.0 million in the first quarter of 2011, compared to $13.3 million in the first quarter of 2010.

•

Subsequent to the end of the quarter, the Waterford Place multifamily community, located in Dublin, California, was sold to an institutional buyer for a contract sales price of $110 million, excluding closing costs. The community was purchased in the third quarter of 2009 through a joint venture with PGGM, at a contract purchase price of $79.7 million (the REIT’s share of the joint venture was 55%). After the buyer’s assumption of the $58.4 million mortgage, the net proceeds are estimated to be approximately $50 million.

•

Also subsequent to the end of the first quarter, the REIT, through its co-investment arrangement with PGGM, acquired two multifamily communities, Argenta in San Francisco, California (179 multifamily units), and West Village in Mansfield, Massachusetts (200 multifamily units), for an aggregate contract purchase price of approximately $130 million.

•

The REIT, through its co-investment arrangement with PGGM and other partners associated with The Cameron (a 325-unit multifamily community located in Silver Spring, Maryland), recapitalized their respective investments subsequent to the end of the first quarter. In connection with the recapitalization, the REIT’s joint venture converted its mezzanine loan, with outstanding principal and interest of $20.8 million, to an equity interest and contributed additional capital of approximately $3.8 million. As a result of the recapitalization, the REIT’s joint venture acquired an effective 64.1% ownership interest and became the managing member of the general partner. The senior loan for The Cameron was modified in connection with the recapitalization and, with the closing of the recapitalization, the senior loan was extended to 2013 with two one-year extensions.

Investment Highlights

(in millions)	Mar. 31, 2011	Dec. 31, 2010
Investments in real estate and joint ventures, net	$840.9	$873.4
Total assets	$1,034.9	$958.8

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

PRESORTED STANDARD U.S. POSTAGE PAID
HOUSTON, TX
15601 Dallas Parkway, Suite 600	PERMIT NO. 2187
Addison, TX 75001

Date Published 06/11
589-1 MF1-Q1 Report 2011
© 2011 Behringer Harvard

First Quarter Report
Behringer Harvard Multifamily REIT I, Inc.

Reconciliation of MFFO to Net Income

(in millions)	3 mos. ended Mar. 31, 2011	3 mos. ended Mar. 31, 2010
Net loss	$(5.8)	$(9.0)
Real estate depreciation and amortization	12.9	8.0
FFO(1)	7.1	(1.0)

Acquisition expenses	—	3.0
Straight-line rents	0.3	0.2
MFFO(2)	$7.4	$2.2
GAAP weighted average common shares	$107.5	$64.2
Net loss per share	$(0.05)	$(0.14)
FFO per share	$0.07	$(0.02)
MFFO per share	$0.07	$0.03

(1)          Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

(2)          In addition to FFO, we use modified funds from operations (MFFO)—as defined by the Investment Program Association, which primarily excludes from FFO acquisition-related costs, straight-line rents, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting—to further evaluate our sustainable operating performance in future periods, particularly after our offering and registration stages are complete.

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both should be reviewed in connection with other GAAP measurements.